Exhibits
                                                                        Item 6 H
                                                                     Page 1 of 1

                   CAPITALIZATION AND CAPITALIZATION RATIOS

                                (IN THOUSANDS)




      The actual and pro forma capitalization of GPU, Inc. and Subsidiary Companies at September 30, 2000 is as follows:



                                    Actual           Pro Forma
                            ------------------   -------------------
                                 Amount     %         Amount     %
                            -----------   ----   -----------   -----
Long-term debt (1)           $5,177,358   50.0    $5,177,358   49.6
Notes payable                 1,486,722   14.4     1,536,722   14.7
Subsidiary-obligated
 trust preferred
 securities                     200,000    1.9       200,000    1.9
Subsidiary-obligated
 mandatorily redeemable
 preferred securities           125,000    1.2       125,000    1.2
Preferred stock (2)              74,982    0.7        74,982    0.7
Common equity                 3,290,853   31.8     3,326,382   31.9
                            -----------   ----   -----------   -----

      Total                 $10,354,915  100.0   $10,440,444  100.0
                            ===========  =====   ===========  ======





(1)   Includes securities due within one year of $908,791.
(2)   Includes securities due within one year of $10,833.
(3) Pro forma amounts also include proposed transactions for SEC File No. 70-7670 and SEC File No. 70-8695.